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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 8)

                        OVERSEAS SHIPHOLDING GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   690368 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

          HOWARD S. KELBERG, ESQ., MILBANK, TWEED, HADLEY & McCLOY LLP
         1 CHASE MANHATTAN PLAZA, NEW YORK NEW YORK 10005 (212) 530-5000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 APRIL 16, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 2 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Oudi Recanati

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       Israel

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7   9,500**
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8   5,206,610
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9   9,500**
        PERSON WITH        -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10  4,674,141
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       5,216,110
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       15.1%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------------
** Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 3 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Diane Recanati

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       United Kingdom

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8   4,904,807
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9   532,469
        PERSON WITH        -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10  4,372,338
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       4,904,807
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       14.2%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 4 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Ariel Recanati

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       United States

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7   206,600**
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8   4,904,807
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9   206,600**
        PERSON WITH       -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10  4,372,338
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       5,111,407
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       14.7%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------------
** Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 5 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Leon Recanati

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       Israel

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8     5,206,610
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9
        PERSON WITH        -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10    4,674,141
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       5,206,610
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       15.1%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 6 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Yudith Yovel Recanati

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       Israel

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8     5,206,610
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9
        PERSON WITH        -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10    4,674,141
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       5,206,610
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       15.1%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 7 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    The Michael Recanati Trust

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       Alaska

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8     4,778,427
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY              SOLE DISPOSITIVE POWER
           EACH
         REPORTING         9
        PERSON WITH        -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10    4,245,958
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       4,778,427
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       13.9%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  OO - Trust
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 690368 10 5                                         PAGE 8 OF 13 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSONS

    Michael Recanati, as trustee of The Michael Recanati Trust

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
1
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
                  (b) [X]

2
--------------------------------------------------------------------------------
    SEC USE ONLY

3
--------------------------------------------------------------------------------
    SOURCE OF FUNDS*

4   NA
--------------------------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                      [ ]
5
--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION                       United States

6
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                               SHARED VOTING POWER
         NUMBER OF
          SHARES           8     4,904,807
       BENEFICIALLY        -----------------------------------------------------
           EACH                SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH        9
                           -----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           10    4,372,338
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

11       4,904,807
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
12
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13       14.2%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

14  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 690368 10 5                                         PAGE 9 OF 13 PAGES
----------------------                                        ------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS

         Daniel Pearson, as trustee of The Michael Recanati Trust

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                       (b) [X]

    2
--------------------------------------------------------------------------------
         SEC USE ONLY

    3
--------------------------------------------------------------------------------
         SOURCE OF FUNDS*

    4    NA
--------------------------------------------------------------------------------
         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                           [ ]

    5
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION                   United States

    6
--------------------------------------------------------------------------------
                                    SOLE VOTING POWER

                           7
                           -----------------------------------------------------
                                    SHARED VOTING POWER

                           8           4,778,427
                           -----------------------------------------------------
            NUMBER OF               SOLE DISPOSITIVE POWER
             SHARES
           BENEFICIALLY    9
            OWNED BY       -----------------------------------------------------
              EACH                  SHARED DISPOSITIVE POWER
           REPORTING
          PERSON WITH      10          4,245,958
--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

   11       4,778,427
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                [ ]

   12
--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13       13.9%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*

   14    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 2.  Identity and Background.

                  The following amends Item 2 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, who is deceased:

                  (a)      Name

                  (b)      Residence or business address

                  (c)      Present Principal Occupation

                           The Michael Recanati Trust
                             A trust for the benefit of Michael Recanati and other discretionary beneficiaries
                             c/o Michael Recanati and Daniel Pearson, as
                             Investment Trustees
                             590 Fifth Avenue
                             19th Floor (between 47 & 48th street)
                             New York, NY 10036

                           Michael Recanati, as trustee of The Michael Recanati
                             Trust
                             Retired
                             590 Fifth Avenue
                             19th Floor (between 47 & 48th street)
                             New York, NY 10036

                           Daniel Pearson, as trustee of The Michael Recanati
                             Trust
                             Daniel Pearson disclaims beneficial ownership of the Common Stock held by The Michael Recanati Trust
                             Executive Vice President of 511 Equities Corp. 590 Fifth Avenue
                             19th Floor (between 47 & 48th street)
                             New York, NY 10036

                           Mrs. Diane Recanati is the mother of Mr. Oudi Recanati and Mr. Michael Recanati and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister, and Mr. Ariel Recanati.

                  (d) and (e)

                           None of the filing persons, during the last five years, has been convicted in a criminal proceeding or subject to any judgment, decree or final order referred to in Items 2(d) and (e)

                  (f)      Citizenship

                           The Michael Recanati Trust is located in the state of Alaska. Michael Recanati is a citizen of United States. Daniel Pearson is a citizen of United States.

                  The following amends Items 5 and 6 of the Statement on
Schedule 13D, as amended from time to time, initially filed by Raphael Recanati.

                  Under an Amended and Restated Stockholders Agreement, dated as of April 16, 2003 (the "Stockholders Agreement"), by and among Diane Recanati, Oudi Recanati, Leon Recanati, Yudith Yovel Recanati, Ariel Recanati, Leon (Lenny) Recanati, David Recanati, SEAVIEW Trust and The Michael Recanati Trust (the "Stockholders"), each of Diane, Oudi, Leon, Yudith, Ariel Recanati and The Michael Recanati Trust may be deemed to share the power to vote and (subject to the exception for the shares held by Diane Recanati, as described below) dispose of 4,778,427 shares of Common Stock (the "Subject Shares"). The purpose of the Stockholders Agreement is to make provision for the voting, transfer and possible sale of the Subject Shares. The Stockholders Agreement, except as to 532,469 shares held by Diane Recanati, provides for restrictions on transfers, except to permitted transferees (Recanati family members, Recanati family trusts and the Recanati Foundation). The Stockholders Agreement, except as otherwise directed by a majority vote of the shares owned by the members of the Family Management Committee, requires the Subject Shares to be voted in support of proposals by management of the Issuer.

                  In addition, Oudi, Leon and Yudith Recanati may be deemed to share the power to vote and dispose of 301,803 shares of Common Stock, through a company controlled indirectly by members of the Recanati family. Also, Diane, Oudi, Leon, Yudith Yovel, Ariel and Michael Recanati, by virtue of their positions as directors and officers of the Recanati Foundation, may be deemed to share the power to vote and dispose of 126,380 shares of Common Stock through the Recanati Foundation.

                  Oudi Recanati holds options for 9,500 shares of Common Stock under the Issuer's Non-Employee Directors Stock Option Plan. Ariel Recanati beneficially owns 206,600 shares issuable upon the exercise of employee options granted by the Issuer.

Item 7.  Material to Be Filed as Exhibits

         Exhibit A:        Amended and Restated Stockholders Agreement, dated as
                           of April 16, 2003

         Exhibit B:        Joint Filing Agreement, dated as of April 16, 2003

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 16, 2003                                    /s/ Diane Recanati
--------------                                    ------------------
     Date                                           Signature
                                                  Diane Recanati

April 16, 2003                                    /s/ Oudi Recanati
--------------                                    -----------------
     Date                                           Signature
                                                  Oudi Recanati

April 16, 2003                                     /s/ Leon Recanati
--------------                                     -----------------
     Date                                            Signature
                                                   Leon Recanati

April 16, 2003                                   /s/ Yudith Yovel Recanati
--------------                                   -------------------------
     Date                                             Signature
                                                 Yudith Yovel Recanati

 April 16, 2003                                   /s/ Ariel Recanati
---------------                                   ------------------
     Date                                           Signature
                                                  Ariel Recanati

                                             The Michael Recanati Trust

April 16, 2003                                   /s/ Daniel Pearson
--------------                                   ------------------
     Date                                            Signature
                                         Daniel Pearson, Investment Trustee

                                               /s/ Michael Recanati
                                               --------------------
                                                    Signature
                                         Michael Recanati, Investment Trustee


April 16, 2003                                /s/ Michael Recanati
--------------                                --------------------
     Date                                            Signature
                                         Michael Recanati, as Investment Trustee
                                         of The Michael Recanati Trust

April 16, 2003                                  /s/ Daniel Pearson
--------------                                  ------------------
     Date                                              Signature
                                         Daniel Pearson, as Investment Trustee
                                         of The Michael Recanati Trust